Exhibit 99.1

CONTACT:

Thomas S. McHugh

Chief Financial Officer

314-216-2673

COMPANY PRESS RELEASE

Huttig Building Products Announces Growth in Income, Second Quarter Results

ST. LOUIS, MO, July 16, 2003 – Huttig Building Products, Inc. (NYSE: HBP) today announced net income of $1.6 million, or $0.08 per diluted share, for the quarter ended June 30, 2003, compared with a net loss of $1.5 million, or $0.07 per diluted share, for the same quarter last year.

Net sales during the second quarter of 2003 increased to $224.9 million, compared to $220.8 million in the second quarter of 2002. Same branch sales increased 2% versus the second quarter of 2002, and the Company increased sales of all product categories except millwork, which was down due to lower windows sales, during the second quarter of 2003 compared to last year. Sales through wholesale distribution branches were $186.4 million, an increase of 2.2% over last year, which primarily reflects a strong recovery from severe winter weather during the first quarter in the Northeast, offset in part by continued decreases in sales in the Midwest. Sales in Builder Resource and industrial branches were $29.6 million during the second quarter, or 5.5% over last year, which reflects the Company’s recovery of sales in the Kansas City area, which was adversely affected by a new competitor in that market beginning in the second quarter of 2002.

Gross margin increased during the second quarter to 19.5%, compared with 18.5% in the prior year. The increase in gross margin compared to last year resulted primarily from improved inventory controls and lower purchasing costs. Operating expenses for the quarter were $38.1 million, $1.4 million less than a year ago. The decrease in operating expense reflects reductions in bad debt and personnel expenses.

Year-to-date, the Company had a net loss of $3.4 million, or $0.17 per diluted share, compared to a net loss of $15.0 million, or $0.75 per diluted share, during the first six months of 2002. Net loss for the six months ended June 30, 2003 included first quarter accruals and adjustments of $2.8 million, net of taxes, or $0.14 per diluted share, which primarily consisted of severance costs for the former President and Chief Executive Officer and other corporate personnel, and allowances for customer and vendor related accounts. During the same period of 2002, net loss included a goodwill write off, after tax, of $12.8 million or $0.64 per diluted share.

The Company’s total bank debt and trade payables ended the second quarter at $169.9 million, compared to $156.4 million a year ago. The increase was primarily attributable to increased inventory to support anticipated higher sales compared to the same period in 2002 and new sales programs that commence in the third quarter of 2003. Interest expense decreased versus the prior year primarily as a result of the Company’s interest rate swaps expiring in May 2003. The interest rate swaps had provided for a weighted average fixed rate of interest of 7.15% on up to $80 million of the Company’s outstanding bank debt.

Michael A. Lupo, the Company’s President and Chief Executive Officer, said, “We are encouraged by the turnaround in our business in the second quarter, particularly after experiencing an extremely disappointing first quarter of this year. While a variety of factors have contributed to our improved performance, we believe much of the credit belongs with our employees in the field, who have remained prepared to respond to market changes and have rededicated themselves to providing responsive, quality service to our customers. We are also pleased with the renewed focus we have gained with many of our suppliers and have embarked on exciting new sales programs with our major suppliers and customers.” Mr. Lupo added, “We intend to focus carefully on continuing areas of concern, and trust that we can build on the momentum we generated during the second quarter. Despite the improvement in our second quarter, we are withdrawing our forecast for the full year, which we now expect will be below previously announced expectations of net income of $0.35 to $0.40 per diluted share for fiscal 2003, but we expect to be profitable for the full year.”

Huttig Building Products, Inc. is a distributor of building materials used principally in new residential construction and in home improvement, remodeling and repair work. Its products are distributed through 56 distribution centers serving 46 states and are sold primarily to building materials dealers, directly to professional builders and large contractors and to home centers, national buying groups and industrial and manufactured housing builders.

This press release may contain forward-looking information as defined by the Private Securities Litigation Reform Act of 1995. This information presents management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such factors are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002

(UNAUDITED)

(IN MILLIONS, EXCEPT PER SHARE AND SHARE AMOUNTS)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net sales	$224.9	$220.8	$420.9	$436.3

Cost of sales	181.0	179.9	341.9	353.2
Operating expenses	38.1	39.5	77.9	79.7
Depreciation and amortization	1.6	1.5	3.2	2.9
Gain on disposal of capital assets	—	(0.2)	—	(0.4)

Total costs of sales and operating expenses	220.7	220.7	423.0	435.4

Operating profit (loss)	4.2	0.1	(2.1)	0.9

Interest expense, net	(1.9)	(2.4)	(4.1)	(4.7)
Unrealized gain (loss) on derivatives	0.2	(0.1)	0.7	0.3

Total other expense, net	(1.7)	(2.5)	(3.4)	(4.4)

Income (loss) before income taxes and cumulative effect of a change in accounting principle	2.5	(2.4)	(5.5)	(3.5)
Provision for income taxes	0.9	(0.9)	(2.1)	(1.3)

Income (loss) before cumulative effect of a change in accounting principle	1.6	(1.5)	(3.4)	(2.2)
Cumulative effect of a change in accounting principle (net of $7.9 million of taxes)	—	—	—	(12.8)

Net income (loss)	$1.6	$(1.5)	$(3.4)	$(15.0)

Diluted net income (loss) per share:
Income (loss) before cumulative effect of a change in accounting principle	$0.08	$(0.07)	$(0.17)	$(0.11)
Cumulative effect of a change in accounting principle (net of taxes)	—	—	—	(0.64)

Net income (loss)	$0.08	$(0.07)	$(0.17)	$(0.75)

Average Diluted Shares Outstanding (Thousands)	19,469	19,887	19,520	19,863

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN MILLIONS)

	June 30, 2003 (unaudited)	December 31, 2002
ASSETS
Cash	$6.1	$3.4
Trade Accounts Receivable and Inventory	178.6	151.2
Property, Plant and Equipment and Other Assets	76.6	78.9

Total Assets	$261.3	$233.5

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts Payable, Accrued and Other Liabilities	$101.2	$94.6
Bank Debt	89.6	65.0
Other Long Term Liabilities	5.3	4.1
Fair Market Value of Derivative Instruments	—	1.6

Total Liabilities	196.1	165.3

Total Shareholders’ Equity	65.2	68.2

Total Liabilities and Shareholders’ Equity	$261.3	$233.5

HUTTIG BUILDING PRODUCTS, INC. AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS

SIX MONTHS ENDED JUNE 30,

(UNAUDITED)

(IN MILLIONS)

	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3.4)	$(15.0)
Cumulative effect of a change in accounting principle (net of tax)	—	12.8

Net loss before cumulative effect of a change in accounting principle	(3.4)	(2.2)
Gain on disposal of capital assets	—	(0.4)
Depreciation & amortization	3.7	3.6
Deferred income taxes	(2.0)	1.2
Unrealized gain on derivatives, net	(0.7)	(0.2)
Accrued postretirement benefits	(0.1)	(0.1)
Changes in operating assets and liabilities:
Trade accounts receivable	(18.1)	(8.8)
Inventories	(9.3)	(11.2)
Other current assets	3.9	3.1
Trade accounts payable	3.5	37.0
Accrued liabilities	2.6	(4.7)
Other	(0.4)	(1.2)

Total cash from operating activities	(20.3)	16.1

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(2.1)	(2.4)
Proceeds from disposition of capital assets	—	1.1

Total cash from investing activities	(2.1)	(1.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in debt	24.1	(15.4)
Proceeds from sale-leaseback of equipment	1.0	—
Proceeds from exercise of stock options	—	0.5
Purchase of treasury stock	—	(0.3)

Total cash from financing activities	25.1	(15.2)

NET INCREASE (DECREASE) IN CASH	2.7	(0.4)
CASH, BEGINNING OF PERIOD	3.4	5.6

CASH, END OF PERIOD	$6.1	$5.2